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                                Exhibit 4.2

































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              MORGAN STANLEY DEAN WITTER SELECT EQUITY TRUST
                         SELECT GLOBAL SERIES 99-1
                      SELECT GLOBAL 30 PORTFOLIO 99-1
                         REFERENCE TRUST AGREEMENT


             This Reference Trust Agreement dated           , 1998
   between DEAN WITTER REYNOLDS INC., as Depositor, and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Dean Witter Select Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated September 30, 1993. Such provisions as are incorporated by reference constitute a single instrument (the "Indenture").

                             WITNESSETH THAT:


             In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    I.


                  STANDARD TERMS AND CONDITIONS OF TRUST

             Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument except that the Basic Agreement is hereby amended as follows:

             A. The first sentence of Section 2.01 is amended to add the following language at the end of such sentence: "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more of such Securities which cash (or cash in an amount equal to the face amount of the letter of credit), to the extent not used by the Trustee to purchase such Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

             B. The first sentence of Section 2.06 is amended to add the following language after "Securities"))": "and/or cash (or a letter of credit in lieu of cash) with instructions to the Trustee to purchase one or more Additional Securities which cash (or cash in an amount equal to the face amount of the letter of

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        credit), to the extent not used by the Trustee to purchase such
        Additional Securities within the 90-day period following the first deposit of Securities in the Trust, shall be distributed to Unit Holders on the Distribution Date next following such 90-day period or such earlier date as the Depositor and the Trustee determine".

             C.   Article III, entitled "Administration of Trust",
        Section 3.01 Initial Cost shall be amended as follows:

                  Section 3.01 Initial Cost shall be amended to
             substitute the following language:

                       "Section 3.01.  Initial Cost  The costs of

                  organizing the Trust and sale of the Trust Units shall, to the extent of the expenses reimbursable to the Depositor provided below, be borne by the Unit Holders, provided, however, that, to the extent all of such costs are not borne by Unit Holders, the amount of such costs not borne by Unit Holders shall be borne by the Depositor and, provided further, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust subsequent to the deposit referred to in Section
                  2.01. Upon notification from the Depositor that the primary offering period is concluded, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Principal Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units in an amount certified to the Trustee by the Depositor. If the balance of the Principal Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, or distribute to the Depositor Securities having a value, as determined under Section
                  4.01 as of the date of distribution, sufficient for such reimbursement. The reimbursement provided for in this section shall be for the account of the Unitholders of record at the conclusion of the primary offering period and shall not be reflected in the computation of the Unit Value prior thereto. As used herein, the Depositor's reimbursable expenses of organizing the Trust and sale of the Trust Units shall include the cost of the initial preparation and

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                  typesetting of the registration statement,
                  prospectuses (including preliminary prospectuses), the indenture, and other documents relating to the Trust, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this Section shall be reserved by the Trustee for such purpose and shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per-Unit amount allocable to Units tendered for redemption."

             D. The third paragraph of Section 3.05 is hereby amended to add the following sentence after the first sentence thereof:
        "Depositor may direct the Trustee to invest the proceeds of any sale of Securities not required for the redemption of Units in eligible money market instruments selected by the Depositor which will include only negotiable certificates of deposit or time deposits of domestic banks which are members of the Federal Deposit Insurance Corporation and which have, together with their branches or subsidiaries, more than $2 billion in total assets, except that certificates of deposit or time deposits of smaller domestic banks may be held provided the deposit does not exceed the insurance coverage on the instrument (which currently is $100,000), and provided further that the Trust's aggregate holding of certificates of deposit or time deposits issued by the Trustee may not exceed the insurance coverage of such obligations and U.S. Treasury notes or bills (which shall be held until the maturity thereof) each of which matures prior to the earlier of the next following Distribution Date or 90 days after receipt, the principal thereof and interest thereon (to the extent such interest is not used to pay Trust expenses) to be distributed on the earlier of the 90th day after receipt or the next following Distribution Date."

             E.   The first sentence of each of Sections 3.10, 3.11 and
        3.12 is amended to insert the following language at the beginning of such sentence, "Except as otherwise provided in
        Section 3.13,".

             F.   The following new Section 3.13 is added:

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             Section 3.13.  Extraordinary Event - Security Retention and

        Voting.  In the event the Trustee is notified of any action to be taken or proposed to be taken by holders of the securities held by the Trust in connection with any proposed merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee shall take such action or refrain from taking any action, as appropriate, so as to insure that the securities are voted as closely as possible in the same manner and in the same general proportion as are the securities held by owners other than the Trust. If stock or securities are received by the Trustee, with or without cash, as a result of any merger, reorganization, spin-off, split-off or split-up by the issuer of stock or securities held in the Trust, the Trustee at the direction of the Depositor may retain such stock or securities in the Trust. Neither the Depositor nor the Trustee shall be liable to any person for any action or failure to take action with respect to this section.

             G. Section 1.01 is amended to add the following definition: (9) "Deferred Sales Charge" shall mean any deferred sales charge payable in accordance with the provisions of
        Section 3.14 hereof, as set forth in the prospectus for a Trust. Definitions following this definition (9) shall be renumbered.

             H. Section 3.05 is hereby amended to add the following paragraph after the end thereof: On each Deferred Sales Charge payment date set forth in the prospectus for a Trust, the Trustee shall pay the account created pursuant to Section 3.14 the amount of the Deferred Sales Charge payable on each such date as stated in the prospectus for a Trust. Such amount shall be withdrawn from the Principal Account from the amounts therein designated for such purpose.

             I. Section 3.06B(3) shall be amended by adding the following: "and any Deferred Sales Charge paid".

             J. Section 3.08 shall be amended by adding the following at the end thereof: "In order to pay the Deferred Sales Charge, the Trustee shall sell or liquidate an amount of Securities at such time and from time to time and in such manner as the Depositor shall direct such that the proceeds of such sale or liquidation shall equal the amount required to be paid to the Depositor pursuant to the Deferred Sales Charge program as set forth in the prospectus for a Trust.

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             K.   Section 3.14 shall be added as follows:

             Section 3.14.  Deferred Sales Charge.  If the prospectus

        for a Trust specifies a Deferred Sales Charge, the Trustee shall, on the dates specified in and as permitted by the prospectus, withdraw from the Income Account if such account is designated in the prospectus as the source of the payments of the Deferred Sales Charge, or to the extent funds are not available in that account or if such account is not so designated, from the Principal Account, an amount per Unit specified in the prospectus and credit such amount to a special, non-Trust account maintained at the Trustee out of which the Deferred Sales Charge will be distributed to the Depositor. If the Income Account is not designated as the source of the Deferred Sales Charge payment or if the balances in the Income and Principal Accounts are insufficient to make any such withdrawal, the Trustee shall, as directed by the Depositor, either advance funds, if so agreed to by the Trustee, in an amount equal to the proposed withdrawal and be entitled to reimbursement of such advance upon the deposit of additional monies in the Income Account or the Principal Account, sell Securities and credit the proceeds thereof to such special Depositor's account or credit Securities in kind to such special Depositor's Account. Such directions shall identify the Securities, if any, to be sold or distributed in kind and shall contain, if the Trustee is directed by the Depositor to sell a Security, instructions as to execution of such sales. If a Unit Holder redeems Units prior to full payment of the Deferred Sales Charge, the Trustee shall, if so provided in the prospectus, on the Redemption Date, withhold from the Redemption Price payment to such Unit Holder an amount equal to the unpaid portion of the Deferred Sales Charge and distribute such amount to such special Depositor's account or, if the Depositor shall purchase such Unit pursuant to the terms of Section 5.02 hereof, the Depositor shall pay the Redemption Price for such Unit less the unpaid portion of the Deferred Sales Charge. The Depositor may at any time instruct the Trustee to distribute to the Depositor cash or Securities previously credited to the special Depositor's account.

             L.   The following new Section 3.15 is added:

             Section 3.15.  Foreign Exchange Transactions; Reclaiming

        Foreign Taxes.  (a) For any Trust holding Securities denominated in a currency other than U.S. dollars, the Depositor shall direct the Trustee with respect to the circumstances under which foreign exchange transactions are to be entered into and

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        calculations under this Indenture are to be made, in order to convert amounts receivable in respect of the Securities in foreign currencies into U.S. dollars.

             (b) The Trustee shall take such action as the Sponsor shall direct or, if not so directed, use reasonable efforts to reclaim or recoup any amounts of non-U.S. tax paid by the Trust or withheld from Income received by the Trust to which the Trust may be entitled as a refund.

             M. The following paragraphs are inserted after the first paragraph in Section 4.01:

             "With respect to foreign securities, each security listed on a securities exchange will be valued at the last closing sale price on the relevant stock exchange or if no such price exists at the closing offer price thereof.

             If the Trust holds securities denominated in a currency other than U.S. dollars, the evaluations shall be converted to U.S. dollars based, during the initial offering period, on the offering side of the relevant currency exchange rate, and subsequent to such period, on the bid side of the relevant exchange rate, including the cost of a forward foreign exchange contract in the relevant currency to correspond to the Trustee's settlement requirement for redemption requests as quoted to the Trustee by one or more banks designated by the Depositor, unless the Security is in the form of an American depository share or receipt, in which case the evaluations shall be based upon the U.S. dollar prices in the market for American depository shares or receipts (unless the Trustee deems such prices inappropriate as a basis for valuation)."

             N. Reference to "Dean Witter Select Equity Trust" is replaced by "Morgan Stanley Dean Witter Select Equity Trust."

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                                    II.

                   SPECIAL TERMS AND CONDITIONS OF TRUST


             The following special terms and conditions are hereby agreed to:

             A. The Trust is denominated Morgan Stanley Dean Witter Select Equity Trust, Select Global Series 99-1, Select Global 30 Portfolio 99-1 (the "Select 30 Trust").

             B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in trust under this Indenture.

             C.   The term, "Depositor" shall mean Dean Witter Reynolds
        Inc.

             D.   The aggregate number of Units referred to in Sections
        2.03 and 9.01 of the Basic Agreement is               for the
        Select 30 Trust.

             E.   A Unit is hereby declared initially equal to
        1/      th for the Select 30 Trust.

             F.   The term "In-Kind Distribution Date" shall mean
                   ,     .

             G.   The term "Record Dates" shall mean            ,     ,
                     ,     ,             ,      and            ,
        and such other date as the Depositor may direct.

             H.   The term "Distribution Dates shall mean            ,
            ,             ,     ,              ,      and             ,
             and such other date as the Depositor may direct.

             I.   The term "Termination Date" shall mean

             ,     .

             J. The Depositor's Annual Portfolio Supervision Fee shall be a maximum of $0.25 per 100 Units.

             K.   The Trustee's Annual Fee as defined in Section 6.04 of
        the Indenture shall be $     per 100 Units.

             L. For a Unit Holder to receive "in-kind" distribution during the life of the Trust other than in connection with a rollover, such Unit Holder must tender at least 25,000 Units for

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        redemption.  On the In-Kind Date there is no minimum amount of
        Units that a Unit Holder must tender in order to receive an "in-kind" distribution.

             M. The Indenture is amended to provide that the period during which the Trustee shall liquidate the Trust Securities shall not exceed 14 business days commencing on the first business day following the In-Kind Date.

             (Signatures and acknowledgments on separate pages)

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